Exhibit 99.1

Prospect Capital Reports September 2020 Quarterly Results, Declares 39th, 40th, and 41st Consecutive $0.06 per Common Share Monthly Cash Distributions, Declares 1st Monthly Cash Preferred Share Distribution, and Announces 3% Increase in Net Asset Value per Common Share

NEW YORK - (GLOBE NEWSWIRE) - November 9, 2020 - Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect”, “our”, or “we”) today announced financial results for our fiscal quarter ended September 30, 2020.

FINANCIAL RESULTS

All amounts in $000’s except per share amounts (on weighted average basis for period numbers)	Quarter Ended	Quarter Ended	Quarter Ended
	September 30, 2020	June 30, 2020	September 30, 2019

Net Investment Income (“NII”)	$57,545	$58,273	$71,060
Interest as % of Total Investment Income	92.6%	88.8%	90.2%

NII per Common Share	$0.15	$0.16	$0.19

Net Income	$167,746	$162,613	$18,065
Net Income per Common Share	$0.45	$0.44	$0.05

Distributions to Common Shareholders	$67,861	$66,823	$66,111
Distributions per Common Share	$0.18	$0.18	$0.18

Since October 2017 NII per Common Share	$2.34	$2.19	$1.66
Since Oct 2017 Distributions per Common Share	$2.16	$1.98	$1.44
Since Oct 2017 NII Less Distributions per Common Share	$0.18	$0.21	$0.22

NAV per Common Share at Period End	$8.40	$8.18	$8.87

Net of Cash Debt to Equity Ratio	69.8%	69.6%	66.3%
Net of Cash Asset Coverage of Debt Ratio	247%	244%	243%

Unsecured Debt as % of Total Debt	88.6%	89.1%	95.2%
Unsecured and Non-Recourse Debt as % of Total Debt	100%	100%	100%

CASH COMMON SHAREHOLDER DISTRIBUTION DECLARATION

Prospect is declaring distributions to common shareholders as follows:

Monthly Cash Common Shareholder Distribution	Record Date	Payment Date	Amount ($ per share)
November 2020	11/30/2020	12/24/2020	$0.0600
December 2020	12/31/2020	01/21/2021	$0.0600
January 2021	01/29/2021	02/18/2021	$0.0600

These monthly cash distributions represent the 39th, 40th, and 41st consecutive $0.06 per share distributions to common shareholders.
Prospect expects to declare February 2021, March 2021, and April 2021 distributions to common shareholders in February 2021.
Based on the declarations above, Prospect’s closing stock price of $4.97 at November 6, 2020 delivers to our common shareholders an annualized distribution yield of 14.5%.

Taking into account past distributions and our current share count for declared distributions, Prospect since inception through our January 2021 distribution will have distributed $18.36 per share to original common shareholders, aggregating over $3.2 billion in cumulative distributions to all common shareholders.

Since October 2017, our NII per share has aggregated $2.34 while our common shareholder distributions per share have aggregated $2.16, resulting in our NII exceeding distributions during this period by $0.18 per share.

Initiatives focused on enhancing accretive NII per share growth include (1) our recently announced $1 billion targeted perpetual preferred equity program, (2) a greater utilization of our cost efficient revolving credit facility (with an incremental cost of approximately 1.3% at today’s one month Libor), (3) retirement of higher cost liabilities, and (4) increased originations in senior secured debt and selected equity investments to deliver targeted risk-adjusted yields and total returns as we deploy available capital from our current underleveraged balance sheet.

Our senior management team and employee insider ownership is currently over 27% of shares outstanding, representing over $850 million of our net asset value.

CASH PREFERRED SHAREHOLDER DISTRIBUTION DECLARATION

Prospect is declaring distributions to preferred shareholders based on an annual rate equal to 5.50% of the stated value of $25 per share, from the date of issuance or, if later, from the most recent dividend payment date, as follows:

Monthly Cash Preferred Shareholder Distribution	Record Date	Payment Date	Monthly Amount ($ per share), before pro ration for partial periods
October and November 2020	11/18/2020	12/1/2020	$0.114583

PORTFOLIO UPDATE AND INVESTMENT ACTIVITY

All amounts in $000’s except per unit amounts	As of	As of
	September 30, 2020	June 30, 2020

Total Investments (at fair value)	$ 5,386,385	$5,232,328
Number of Portfolio Companies	122	121
% Controlled Investments (at fair value)	42.8%	43.2%

Secured First Lien	45.9%	46.9%
Other Senior Secured Debt	24.1%	24.4%
Subordinated Structured Notes	13.6%	13.5%
Unsecured and Other Debt	1.0%	1.0%
Equity Investments	15.4%	14.2%
Mix of Investments with Underlying Collateral Security	83.6%	84.8%

Annualized Current Yield - All Investments	9.7%	9.7%
Annualized Current Yield - Performing Interest Bearing Investments	11.6%	11.4%

Top Industry Concentration(1)	15.4%	15.2%
Retail Industry Concentration(1)	0%	0%
Energy Industry Concentration(1)	1.2%	1.6%
Hotels, Restaurants & Leisure Concentration(1)	0.4%	0.4%

Non-Accrual Loans as % of Total Assets (2)	0.7%	0.9%

Weighted Average Portfolio Net Leverage(3)	4.40x	4.51x
Weighted Average Portfolio EBITDA(3)	$78,548	$71,970

(1)	Excluding our underlying industry-diversified structured credit portfolio.

(2)	Calculated at fair value.

(3)	For additional disclosure see “Weighted Average Portfolio EBITDA and Net Leverage” at the end of this release.

During the September 2020 and June 2020 quarters, our investment origination and repayment activity was as follows:

All amounts in $000’s	Quarter Ended	Quarter Ended
	September 30, 2020	June 30, 2020

Total Originations	$177,141	$56,867

Real Estate	10.4%	52.8%
Agented Sponsor Debt	31.4%	35.8%
Non-Agented Debt	28.2%	0.0%
Corporate Yield Buyouts	16.3%	8.5%
Rated Secured Structured Notes	13.7%	2.9%
Total Repayments	$145,410	$72,382

Originations, Net of Repayments	$31,731	($15,515)
Note: “Agented” debt refers to non-control debt investments where Prospect acts as the administrative agent or similar role, while “Non-agented” debt refers to non-control debt investments where Prospect has no such role. “Sponsor” refers to third-party institutional ownership.

We have invested in structured credit investments benefiting from individual standalone financings non-recourse to Prospect with our risk limited in each case to our net investment. At September 30, 2020 and June 30, 2020, our subordinated structured note portfolio at fair value consisted of the following:

All amounts in $000’s except per unit amounts	As of	As of
	September 30, 2020	June 30, 2020

Total Subordinated Structured Notes	$730,514	$708,961

# of Investments	39	39

TTM Average Cash Yield(1)(2)	13.8%	17.4%
Annualized Cash Yield(1)(2)(3)	7.1%	13.0%
Annualized GAAP Yield on Fair Value(1)(2)	13.6%	12.5%
Annualized GAAP Yield on Amortized Cost(2)	9.0%	8.1%

Cumulative Cash Distributions	$1,224,434	$1,211,395
% of Original Investment	87.5%	86.6%

# of Underlying Collateral Loans	1,658	1,658
Total Asset Base of Underlying Portfolio	$17,348,603	$17,530,303

Prospect TTM Default Rate	2.20%	1.46%
Broadly Syndicated Market TTM Default Rate	4.17%	3.23%
Prospect Default Rate Outperformance vs. Market	1.97%	1.77%

(1)	Calculation based on fair value.

(2)	Excludes investments being redeemed.

(3)
In the current quarter ending 12/31/2020, we have so far received scheduled quarterly payments on 37 out of 39 subordinated structured notes we hold. If we calculated the Annualized Cash Yield using these most recent payments, such cash yield would be 17.5% vs. the 7.1% shown in the table above for the quarter ended 9/30/2020.

To date, including called investments being liquidated, we have exited nine subordinated structured notes totaling $263.4 million with an expected pooled average realized IRR of 16.7% and cash on cash multiple of 1.48 times.
Since December 31, 2017 through today, 27 of our structured credit investments have completed multi-year extensions of their reinvestment periods (typically at reduced liability spreads and with increased weighted average life asset benefits). We believe further long-term optionality upside exists in our structured credit portfolio through additional refinancings and reinvestment period extensions.

To date during the December 2020 quarter, we have completed new and follow-on investments as follows:

All amounts in $000’s	Quarter Ended
December 31, 2020

Total Originations	$89,246

Agented Sponsor Debt	64.4%
Non-Agented Debt	21.6%
Real Estate	14.0%

Total Repayments	$82,265
Originations, Net of Repayments	$6,981

CAPITAL AND LIQUIDITY

Our laddered funding profile includes a revolving credit facility (with 30 lenders), program notes, listed baby bonds, institutional bonds, convertible bonds, and our newly launched preferred stock. We have retired upcoming maturities, including a recent retirement in April 2020, and as of today have zero debt maturing until July 2022. On September 9, 2019, we completed an amendment of our existing revolving credit facility (the “Facility”) for Prospect Capital Funding, extending the term 5.0 years from such date. Pricing for amounts drawn under the Facility is one-month Libor plus 2.20%.
The combined amount of our balance sheet cash and undrawn revolving credit facility commitments currently stands at approximately $501 million. Our total unfunded eligible commitments to non-control portfolio companies totals approximately $22 million.

All amounts in $000’s	As of September 30, 2020	As of June 30, 2020
Net of Cash Debt to Equity Ratio	69.8%	69.6%
% of Interest-Bearing Assets at Floating Rates	85.9%	85.9%
% of Liabilities at Fixed Rates	88.6%	89.1%

% of Floating Loans with Libor Floors	83.5%	85.2%
Weighted Average Libor Floor	1.66%	1.67%

Unencumbered Assets	$3,907,362	$3,772,478
% of Total Assets	71.9%	71.2%

The below table summarizes our September 2020 quarter term debt issuance and repurchase/repayment activity:

All amounts in $000’s	Principal	Rate	Maturity
Debt Issuances
Prospect Capital InterNotes®	$38,657	4.75% - 6.00%	July 15, 2025 - October 15, 2030
Debt Repurchases/Repayments
2022 Notes	$29,420	4.95%	July 2022
Prospect Capital InterNotes®	$565	4.75% - 6.75%	July 2024 - September 2043

$1.0775 billion of Facility commitments have closed to date with 30 lenders. An accordion feature allows the Facility, at Prospect's discretion, to accept up to $1.5 billion of commitments. The Facility matures September 9, 2024. The Facility includes a revolving period that extends through September 9, 2023, followed by an additional one-year amortization period, with distributions allowed to Prospect after the completion of the revolving period.
On November 7, 2019, we commenced a tender offer to purchase up to $50.0 million of our convertible notes that mature in July 2022 (“2022 Notes”). On December 7, 2019, $13.4 million was validly tendered and accepted, representing 4.4% of the outstanding notes. On December 23, 2019, we commenced a tender offer to purchase up to $25.0 million of the 2022 Notes. On January 22, 2020, $1.3 million was validly tendered and accepted, representing 0.5% of the outstanding notes. We repurchased an additional $32.6 million of the 2022 Notes during the March 2020 quarter. On July 23, 2020, we commenced a tender offer to purchase up to $100.0 million of the 2022 Notes during the September 2020 quarter. On August 20, 2020, $29.4 million was validly tendered and accepted, representing 11.4% of the outstanding notes. On September 3, 2020, we commenced a tender offer to purchase for cash any and all of the 2022 Notes during the September 2020 quarter. On October 2, 2020, $6.035 million was validly tendered and accepted representing 2.64% of the outstanding notes.
On March 20, 2020, we commenced a tender offer to purchase up to $234.4 million of our unsecured notes that mature in June 2024 (“2024 Notes”). On March 31, 2020, $655 thousand was validly tendered and accepted.
We currently have seven separate unsecured debt issuances aggregating $1.2 billion outstanding, not including our program notes, with laddered maturities extending to June 2029. At September 30, 2020, $718.3 million of program notes were outstanding with laddered maturities through October 2043.
On August 3, 2020, we launched a $1 billion 5.50% perpetual preferred stock offering. Prospect expects to use the net proceeds from the Offering to maintain and enhance balance sheet liquidity, including repaying our credit facility and purchasing high quality short-term debt instruments, and to make long-term investments in accordance with our investment objective. The preferred stock provides Prospect with a diversified source of accretive fixed-rate capital without creating maturity risk due to the perpetual term.
Prospect holds recently reaffirmed investment grade company ratings from Standard & Poor’s (BBB-), Moody’s (Baa3), Kroll (BBB-), and Egan-Jones (BBB). Maintaining our investment grade ratings with prudent asset, liability, and risk management is an important objective for Prospect.
DIVIDEND REINVESTMENT PLAN
We have adopted a dividend reinvestment plan (also known as a “DRIP”) that provides for reinvestment of our distributions on behalf of our shareholders, unless a shareholder elects to receive cash. On April 17, 2020, our board of directors approved amendments to the Company’s DRIP, effective May 21, 2020. These amendments principally provide for the number of newly-issued shares pursuant to the DRIP to be determined by dividing (i) the total dollar amount of the distribution payable by (ii) 95% of the closing market price per share of our stock on the valuation date of the distribution (providing a 5% discount to the market price of our common stock), a benefit to shareholders who participate.
HOW TO PARTICIPATE IN OUR DIVIDEND REINVESTMENT PLAN
Shares held with a broker or financial institution
Many shareholders have been automatically “opted out” of our DRIP by their brokers. Even if you have elected to automatically reinvest your PSEC stock with your broker, your broker may have “opted out” of our DRIP (which utilizes DTC’s dividend reinvestment service), and you may therefore not be receiving the 5% pricing discount. Shareholders interested in participating in our DRIP to receive the 5% discount should contact their brokers to make sure each such DRIP participation election has been made through DTC. In making such DRIP election, each shareholder should specify to one’s broker the desire to participate in the "Prospect Capital Corporation DRIP through DTC" that issues shares based on 95% of the market price (a 5% discount to the market price) and not the broker's own "synthetic DRIP” plan (if any) that offers no such discount. Each shareholder should not assume one’s broker will automatically place such shareholder in our DRIP through DTC. Each shareholder will need to make this election proactively with one’s broker or risk not receiving the 5% discount. Each shareholder may also consult with a representative of such shareholder’s broker to request that the number of shares the shareholder wishes to enroll in our DRIP be re-registered by the broker in the shareholder’s own name as record owner in order to participate directly in our DRIP.
Shares registered directly with our transfer agent
If a shareholder holds shares registered in the shareholder’s own name with our transfer agent (less than 0.1% of our shareholders hold shares this way) and wants to make a change to how the shareholder receives dividends, please contact our plan administrator, American Stock Transfer and Trust Company LLC by calling (888) 888-0313 or by mailing American Stock Transfer and Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219.
EARNINGS CONFERENCE CALL
Prospect will host an earnings call on Tuesday, November 10, 2020 at 11:00 am. Eastern Time. Dial 888-338-7333. For a replay prior to December 9, 2020 visit www.prospectstreet.com or call 877-344-7529 with passcode 10149913.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	September 30, 2020	June 30, 2020

	(Unaudited)	(Audited)
Assets
Investments at fair value:
Control investments (amortized cost of $2,321,471 and $2,286,725, respectively)	$2,307,572	$2,259,292
Affiliate investments (amortized cost of $171,649 and $163,484, respectively)	262,175	187,537
Non-control/non-affiliate investments (amortized cost of $3,335,811 and $3,332,509, respectively)	2,816,638	2,785,499
Total investments at fair value (amortized cost of $5,828,931 and $5,782,718, respectively)	5,386,385	5,232,328
Cash	28,303	44,561
Receivables for:
Interest, net	11,011	11,712
Other	938	106
Deferred financing costs on Revolving Credit Facility	8,596	9,145
Due from broker	1,892	1,063
Prepaid expenses	907	1,248
Due from Affiliate	38	—
Total Assets	5,438,070	5,300,163
Liabilities
Revolving Credit Facility	250,993	237,536
Public Notes (less unamortized discount and debt issuance costs of $11,011 and $11,613, respectively)	782,708	782,106
Prospect Capital InterNotes® (less unamortized debt issuance costs of $12,959 and $12,802, respectively)	705,362	667,427
Convertible Notes (less unamortized debt issuance costs of $7,899 and $8,892, respectively)	422,171	450,598
Due to Prospect Capital Management	41,232	42,481
Interest payable	17,374	29,066
Dividends payable	22,727	22,412
Accrued expenses	5,654	3,648
Due to Prospect Administration	8,164	7,000
Due to broker	—	1
Other liabilities	658	2,027
Total Liabilities	2,257,043	2,244,302
Commitments and Contingencies
Net Assets	$3,181,027	$3,055,861

Components of Net Assets
Common stock, par value $0.001 per share (1,880,000,000 common shares authorized; 378,776,958 and 373,538,499 issued and outstanding, respectively)	$379	$374
Paid-in capital in excess of par	4,096,150	4,070,874
Total distributable loss	(915,502)	(1,015,387)
Net Assets	$3,181,027	$3,055,861
Net Asset Value Per Share	$8.40	$8.18

	Three Months Ended September 30,
	2020	2019
Investment Income
Interest income:
Control investments	$48,727	$50,866
Affiliate investments	7,362	239
Non-control/non-affiliate investments	51,250	61,950
Structured credit securities	24,900	32,901
Total interest income	132,239	145,956
Dividend income:
Control investments	—	3,800
Non-control/non-affiliate investments	25	454
Total dividend income	25	4,254
Other income:
Control investments	9,071	11,383
Non-control/non-affiliate investments	1,545	290
Total other income	10,616	11,673
Total Investment Income	142,880	161,883
Operating Expenses
Base management fee	26,850	28,463
Income incentive fee	14,386	17,765
Interest and credit facility expenses	34,049	38,898
Allocation of overhead from Prospect Administration	4,657	3,494
Audit, compliance and tax related fees	938	375
Directors’ fees	113	113
Other general and administrative expenses	4,342	1,715
Total Operating Expenses	85,335	90,823
Net Investment Income	57,545	71,060
Net Realized and Net Change in Unrealized Gains (Losses) from Investments
Net realized gains (losses)
Control investments	2,832	—
Non-control/non-affiliate investments	11	(2,198)
Net realized gains (losses)	2,843	(2,198)
Net change in unrealized gains (losses)
Control investments	13,535	(39,021)
Affiliate investments	66,473	18,020
Non-control/non-affiliate investments	27,836	(27,458)
Net change in unrealized gains (losses)	107,844	(48,459)
Net Realized and Net Change in Unrealized Gains (Losses) from Investments	110,687	(50,657)
Net realized losses on extinguishment of debt	(486)	(2,338)
Net Increase in Net Assets Resulting from Operations	$167,746	$18,065
Net increase in net assets resulting from operations per share	$0.45	$0.05
Dividends declared per share	$(0.18)	$(0.18)

	Three Months Ended September 30,
	2020	2019
Per Share Data
Net asset value at beginning of period	$8.18	$9.01
Net investment income(1)	0.15	0.19
Net realized and change in unrealized gains (losses)(1)	0.30	(0.14)
Net increase (decrease) from operations	0.45	0.05
Distributions of net investment income	(0.18)	(0.18)
Common stock transactions(2)	(0.05)	(0.01)
Net asset value at end of period	$8.40	$8.87

(1)	Per share data amount is based on the weighted average number of common shares outstanding for the period presented (except for dividends to shareholders which is based on actual rate per share).

(2)	Common stock transactions include the effect of issuances and repurchases of common stock, if any.

WEIGHTED AVERAGE PORTFOLIO EBITDA AND NET LEVERAGE

Weighted Average Portfolio Net Leverage (“Portfolio Net Leverage”) and Weighted Average Portfolio EBITDA (“Portfolio EBITDA”) provide clarity into the underlying capital structure of our portfolio debt investments and the likelihood that our overall portfolio will make interest payments and repay principal.
Portfolio Net Leverage reflects the net leverage of each of our portfolio company debt investments, weighted based on the current debt principal outstanding of such investments. The net leverage for each portfolio company is calculated based on our investment in the capital structure of such portfolio company, with a maximum limit of 10.0x adjusted EBITDA. This calculation excludes debt subordinate to our position within the capital structure because our exposure to interest payment and principal repayment risk is limited beyond that point. Additionally, structured credit residual interests and equity investments, for which principal repayment is not fixed, are also not included in the calculation. The calculation does not exceed 10.0x adjusted EBITDA for any individual investment because 10.0x captures the highest level of risk to us. Portfolio Net Leverage provides us with some guidance as to our exposure to the interest payment and principal repayment risk of our overall debt portfolio. We monitor our Portfolio Net Leverage on a quarterly basis.
Portfolio EBITDA is used by Prospect to supplement Portfolio Net Leverage and generally indicates a portfolio company’s ability to make interest payments and repay principal. Portfolio EBITDA is calculated using the weighted average dollar amount EBITDA of each of our portfolio company debt investments. The calculation provides us with insight into profitability and scale of the portfolio companies within our overall debt investments.
These calculations include addbacks that are typically negotiated and documented in the applicable investment documents, including but not limited to transaction costs, share-based compensation, management fees, foreign currency translation adjustments and other nonrecurring transaction expenses.
Together, Portfolio Net Leverage and Portfolio EBITDA assist us in assessing the likelihood that we will timely receive interest and principal payments. However, these calculations are not meant to substitute for an analysis of our underlying portfolio company debt investments, but to supplement such analysis.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made. We undertake no obligation to update any such statement now or in the future.
For additional information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectcap.com
Telephone (212) 448-0702